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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (Amendment No. __)(1)

                             SPECIALTY CATALOG CORP.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    84748Q103
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                                 (CUSIP Number)


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             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      /x/ Rule 13d-1 (b)
      / / Rule 13d-1 (c)
      / / Rule 13d-1 (d)

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      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 pages
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CUSIP No. 84748Q103               SCHEDULE 13G                 Page 2 of 5 Pages
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1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Laifer Capital Management, Inc.
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /
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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
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                  5     SOLE VOTING POWER

                        151,800
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           0
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              151,800
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        113,600
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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      265,400
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             / /
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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.10
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12    TYPE OF REPORTING PERSON*

      CO, IA
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
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Item 1.     (a)   Name of Issuer:
                  Specialty Catalog Corp.

            (b)   Address of Issuer's Principal Executive Offices:
                  21 Bristol Drive
                  South Easton, Massachusetts 02375

Item 2.     (a)   Name of Person Filing:
                  Laifer Capital Management, Inc.

            (b)   Address of Principal Business Office or, if none, Residence:
                  450 Seventh Avenue
                  New York, New York 10123

            (c)   Citizenship:
                  Delaware

            (d)   Title of Class of Securities:
                  Common Stock

            (e)   CUSIP Number:
                  84748Q103

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   / /   Broker or dealer registered under section 15 of the Act
                        (15 U.S.C. 78o).

            (b)   / /   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c).

            (c)   / /   Insurance company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c).

            (d)   / /   Investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e)   /x/   Investment adviser in accordance with Section
                        240.13d-1(b)(1)(ii)(E).

            (f)   / /   Employee benefit plan or endowment fund in accordance
                        with Section 240.13d-1(b)(1)(ii)(F).

            (g)   / /   Parent holding company or control person in accordance
                        with Section 240.13d-1(b)(1)(ii)(G).

            (h)   / /   Savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813).

            (i)   / /   A church plan that is excluded from the definition of an
                        investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

            (j)   / /   Group, in accordance with Section
                        240.13d-1(b)(1)(ii)(J).


                               Page 3 of 5 pages
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Item 4.     Ownership:

             (a)  Amount Beneficially Owned:                           265,400

             (b)  Percent of Class:                                      6.10%

             (c)  Number of Shares as to which the person has:

                  (i)   sole power to vote or direct the vote:         151,800

                  (ii)  shared power to vote or direct the vote:             0

                  (iii) sole power to dispose or direct the
                        disposition of:                                151,800

                  (iv)  shared power to dispose or direct the
                        disposition of:                                113,600

Item 5.     Ownership of Five Percent or Less of a Class:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following / /.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:
            Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
            Not Applicable

Item 8.     Identification and Classification of Members of the Group:
            Not Applicable

Item 9.     Notice of Dissolution of Group:
            Not Applicable

Item 10.    Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              LAIFER CAPITAL MANAGEMENT, INC.


                                              BY:  /s/ Lance Laifer
                                                   ----------------------------
                                                       Lance Laifer
                                                       President

Date:   February 14, 2000